`

     As filed with the Securities and Exchange Commission on August 26, 1996 Registration No. 33-_______
==============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ARC CAPITAL
             (Exact name of registrant as specified in its charter)

                    California 2067 Commerce Drive 33-0256103
     (State or other jurisdiction of Medford, Oregon 97504 (I.R.S. Employer incorporation or organization) (541) 776-7700 Identification No.) (Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

                                  Alan R. Steel
                               2067 Commerce Drive
                              Medford, Oregon 97504
                               Tel. (541) 776-7700
                               Fax. (541) 779-6838
     (Name, address, including zip code, and telephone number, including area code of agent for service)
                          ----------------------------
                                 With a copy to:
                             Yvonne E. Chester, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                               Tel. (310) 553-4441
                               Fax. (310) 201-4746
                             ----------------------
                  Approximate date of commencement of proposed
                sale to public: As soon as practicable after this
                    Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                 -------------

                                                  CALCULATION OF REGISTRATION FEE
- --------------------------------------- ----------------------- ---------------------- --------------------- ------------------
                                                                  Proposed maximum       Proposed maximum        Amount of
        Title of each class of               Amount to be          offering price       aggregate offering     registration
     securities to be registered              registered            per unit (1)            price (1)               fee
- --------------------------------------- ----------------------- ---------------------- --------------------- ------------------
- --------------------------------------- ----------------------- ---------------------- --------------------- ==================
Class A Common Stock, no par value            6,128,538                 $1.75              $10,724,942           $3,698.26
- --------------------------------------- ----------------------- ---------------------- --------------------- ==================


(1) Estimated solely for the purchase of calculating the registration fee and based, pursuant to Rule 457(c) on the average of the high and low sale prices of Registrant's Class A Common Stock as reported on the NASDAQ Stock Market on August 21, 1996.

                             ----------------------
       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the
Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- ---------------------------------------------------------------------------

- ---------------------------------------------------------------------------

===========================================================================

===========================================================================

                                   ARC CAPITAL

                              Cross Reference Sheet

     Pursuant to Item 501(b) of Regulation S-K, showing the location in the Prospectus of the answers to the items in Part I of Form S-3.


   Form S-3 Item Number and Caption              Prospectus Caption

1. Front of the Registration Statement           Facing Page; Outside Front
   and OutsideFront Cover Page of Prospectus     Cover Page

2. Inside Front and Outside Back Cover Pages     Inside Front Cover Page and
   ofProspectus                                  Back Cover Page

3. Summary Information, Risk Factors and         Risk Factors
   Ratio ofEarnings to Fixed Charges

4. Use of Proceeds                               Use of Proceeds

5. Determination of Offering Price              Outside Front Cover Page; Price
                                                Range of Class A Common Stock,
                                                Class A Warrants and Class B
                                                Warrants

6. Dilution                                      Dilution

7. Selling Security Holders                      Selling Securityholders

8. Plan of Distribution                          Outside Front Cover Page; Plan
                                                 of Distribution

9. Description of Securities to be Registered    Outside Front Cover Page;
                                                 Description of Securities

10.Interest of Named Experts and Counsel         Not Applicable

11.Material Changes                              Not Applicable

12.Incorporation of Certain Information          Incorporation of Certain
   by Reference                                  Documents by Reference

13.Disclosure of Commission Position on          Not Applicable
   Indemnification for Securities Act
   Liabilities

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1996

       PROSPECTUS
                                   ARC CAPITAL
                    6,128,538 Shares of Class A Common Stock


       This Prospectus relates to the offer by certain securityholders named herein (the "Selling Securityholders") for sale to the public from time to time of (i) 3,752,000 shares of Class A Common Stock (the "Common Stock") of ARC Capital ("ARC" or the "Company") issuable upon conversion of notes issued in private placements (the "Notes") and in connection with an acquisition, (ii) 2,015,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants ("Warrants") issued in connection with private placements of Common Stock and convertible debt and in connection with an acquisition, and (iii) 361,538 shares of Common Stock issuable upon the exercise of certain stock options granted to directors of, and consultants to, the Company. Unless otherwise indicated herein, references herein to the "Company" means ARC Capital and its subsidiaries.

       The following table summarizes the terms of the Warrants (also see "Description of Securities"):

Class                 Exercise Price Per Share             Expiration Date

F                             $ 1.875                     April 12, 1998
G                               2.00                      February 28, 1999
H                               2.125                     April 17, 2001
I                               2.25                      July 23, 2001
Laidlaw                         2.25                      April 1, 1997

       With respect to the Common Stock issuable upon conversion of Notes, 1,152,000, 1,600,000 and 1,000,000 shares are issuable at $1.875, $2.125
(subject to change if certain events occur) and $2.25 per share, respectively. The Note related to the 1,152,000 shares is due on April 13, 1997, and may be prepaid at any time prior to maturity. The Note related to the 1,600,000 shares is due on April 16, 2001 and may be prepaid: (1) without conversion privileges before April 1997 at 120% of par; (2) with conversion privileges at any time after April 1997, assuming that the market price of the Common Stock reaches $4.00 per share; or (3) with conversion privileges any time concurrent with or after an initial public offering of stock of the Company's SRC VISION, Inc. and/or Pulsarr Holding b.v. subsidiary/ies ("Subsidiary") provided, however, that if the market price of the Common Stock during the 30 days immediately prior to prepayment is less than $3.00, there will be a prepayment penalty of 10% of the principal amount of the Note to be prepaid. The Note related to 1,000,000 shares is due on July 23, 1999, and may be prepaid at any time prior to maturity.

       361,538 shares of Common Stock are issuable upon the exercise of stock options at prices ranging from $1.00 to $2.375 per share. Such options expire between 2001 and 2005.

       The Common Stock is traded on the Nasdaq Stock Market under the symbol "ARCCA." As of August 21, 1996, the last sale price for the Common Stock as reported on the Nasdaq Stock Market was $1.6875.

     This offering is not being underwritten. The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the shares of Common Stock owned by each of them in negotiated transactions or in transactions on the Nasdaq Stock Market or otherwise at prices and terms prevailing at the time of sale. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders. In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   The   Company   has   informed   the   Selling   Securityholders   that   the
anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to their sales of the Shares The Company also has advised the Selling Securityholders of the requirements for delivery of this Prospectus in connection with any sale of the Shares.

       See "Risk Factors" beginning on page 7 of this Prospectus for a discussion of certain material risks associated with an investment in the Shares offered hereby.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                          SECURITIES COMMISSION NOR HAS
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================== -------------------- ----------------------
                                            Price to        Proceeds to Selling
                                           Public (1)       Securityholders (2)
==================================== ===================== =====================
Per Share of Common Stock.......           $ 1.6875             $ 10,341,908
==================================== ===================== =====================


(1) Based on the last reported sale price of the Common Stock on the Nasdaq Stock Market on August 21, 1996.
(2) All proceeds from the sale of the Shares offered hereby will be received by the Selling Securityholders.
The amount shown is without deduction for brokerage fees which may be paid by the Selling Securityholders and for offering expenses, estimated at $25,000, payable by the Company pursuant to its agreements and understandings with the Selling Securityholders. See "Use of Proceeds."



                 The date of this Prospectus is August 26, 1996

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. The Securities are traded on the Nasdaq Market (small-cap) and the Company's reports, proxy or information statements, and other information filed with Nasdaq may be inspected at Nasdaq's offices at 1735 K Street, N. W., Washington, D.C., 20006.

       Additional information regarding the Company and the Shares and Warrants offered hereby is contained in the Registration Statement on Form S-3 of which this Prospectus is a part (including all exhibits and amendments thereto, the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company, the Common Stock and the Common Stock Purchase Warrants, reference is made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents which have been previously filed by the Company (Commission File No. 0-20097) with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; and (c) the Company's Current Reports on Form 8-K or Form 8-K-A filed on January 26, 1996 (Date of Report: January 18, 1996), February 16, 1996 (Date of Report:
February 15, 1996), March 6, 1996 (Date of Report: March 1, 1996), May 13, 1996 (Date of Report: March 1, 1996), and July 30, 1996 (Date of Report: July 24,
1996).

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   On request, the Company will provide, without charge, to each person to whom this Prospectus is delivered a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to ARC Capital, 2067 Commerce Drive, Medford, Oregon 97504, Attention Alan R. Steel, or by telephone at (541) 776-7700.
- -----------------------------------------------------------------------

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto incorporated by reference herein. An investment in the Securities offered hereby involves certain materials risks. Prospective investors should carefully consider the factors discussed under "Risk Factors." Unless otherwise indicated, the information contained in the Prospectus assumes that outstanding warrants other than the Warrants, and options outstanding under the Company's stock option plans are not exercised.

                                  The Offering

Class A Common Stock offered hereby..........     6,128,538 shares

Class A Common Stock outstanding

  before offering............................     10,764,190 shares (3)

Class A Common Stock outstanding
  after offerings and conversion and
  exercise of underlying securities (1)......     16,892,728 shares(3)

Class B Common Stock outstanding
  before and after offering(2)...............     118,501 shares

Use of Proceeds..............................    All of the proceeds from the
                                                 sale of the Securities offered
                                                 hereby will be received by the
                                                 Selling Securityholders. The
                                                 Company will not receive any
                                                 of the proceeds from this
                                                 offering but will bear
                                                 estimated expenses of
                                                 approximately $25,000.

Risk Factors.................................     The securities offered hereby
                                                  involve a high degree of risk.
                                                  See "Risk Factors."

NASDAQ Symbols...............................     Class A Common Stock - ARCCA
                                                  Class A Warrants - ARCCW
                                                  Class B Warrants - ACCRZ
                                                  UPO Units - ARCCU


(1) Assumes that the Notes are converted and the Class F, Class G, Class H, Class I and Laidlaw warrants, and options to purchase 361,538 shares are exercised. See "Risk Factors - Need for Additional Financing."

(2)    The Class A Common Stock and the Class B Common  Stock are  substantially
       identical   except   that  the   Class  B  Common   Stock   has   limited
       transferability.

(3) Based on 10,764,190 shares of Class A Common Stock outstanding as of July 31, 1996.

                                  RISK FACTORS

       In addition to the other information in this Prospectus and incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered by this Prospectus. An investment in the Shares offered hereby is speculative in nature and involves a high degree of risk.

History of Losses; Negative Cash Flow
       Prior to 1995, the Company had a history of losses and negative operating cash flow. The Company believes it may operate at a negative cash flow in the future due to (i) the need to fund certain development projects, such as the Advanced Vision Processor ("AVP"), (ii) cash required to enter new market areas,
(iii) interest costs associated with recent financings, (iv) cash required for repayment of debt, and (v) possible cash needed to fully integrate Pulsarr's and Ventek's operations. Until the Company is able to consistently generate sustained positive cash flow from operations, the Company must rely on debt or equity financing.

       Although the Company achieved profitability in 1995, there can be no assurance as to the Company's profitability on a quarterly or annual basis in the future. Furthermore, the non-recurring expenses in early 1996 will result in a significant loss for the 1996 year.

Need for Additional Financing
       The Company is seeking additional financing; however there can be no assurance the Company will be able to obtain any additional financing on terms satisfactory to the Company, if at all. The recent increases in (i) outstanding shares of the Company's Class A Common Stock due to private placements, (ii) the April 1995 and April 1996 private placements of convertible debt, (iii) a substantial loss in the first half of 1996, (iv) debt incurred for the acquisition of Ventek, and (v) the number of securities issuable upon exercise of warrants and convertible debt may limit the Company's ability to negotiate additional debt or equity financing.

Uncertain Ability to Manage Growth and Integrate Acquired Businesses
       As part of its business strategy, the Company intends to pursue rapid growth. In March and July 1996, the Company acquired Pulsarr and Ventek, respectively, which had sales in 1995 of approximately $11.4 million and $4.4 million, respectively, and would have added approximately 80% to the Company's 1995 sales on a pro forma basis. This growth strategy will require the integration of new entities, such as Pulsarr and Ventek, the establishment of distribution relationships in foreign countries, expanded customer service and support, increased personnel throughout the Company and the continued implementation and improvement of the Company's operational, financial and management information systems. There is no assurance that the Company will be able to attract qualified personnel or to accomplish other measures necessary for its successful integration of Pulsarr, Ventek or other acquired entities for internal growth, or that the Company can successfully manage expanded operations. As the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect the Company's financial condition and results of operations.

Rapid Technological Changes; Product Development
       The markets for the Company's machine vision products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. For example, the Company believes that the 1995 introduction by Key Technology, Inc. of its new line of vision sorting equipment adversely affected bookings in late 1995 and 1996. Sales of products such as those offered by the Company depend in part on the continuing development and deployment of emerging technology and new services and applications based on such technology. The Company's success will depend to a significant extent upon its ability to enhance its existing products and develop new products that gain market acceptance. There can be no assurance that the Company will be successful in selecting, developing and manufacturing new products or enhancing its existing products on a timely or cost-effective basis or that products or technologies developed by others will not render the
Company's  products  noncompetitive  or  obsolete.  Moreover,  the  Company  may encounter technical problems in connection with its product development that could result in the delayed introduction of new products or product enhancements. Failure to develop or introduce on a timely basis new products or product enhancements that achieve market acceptance would materially and adversely affect the Company's business, operating results and financial condition.

Market Acceptance of New Products
       The Company's future operating results will depend upon its ability to successfully introduce and market, on a timely and cost-effective basis, new products and enhancements to existing products. There can be no assurance that new products or enhancements, if developed and manufactured, will achieve market acceptance. The Company is currently in the initial prototype stage of development on its AVP, a high speed software and digital signal processing technology designed to significantly improve system performance. There can be no assurance that a market for AVP systems will develop (i.e. that a need for AVP systems will exist, that AVP will be favored over other products on the market, etc.) or, if a market does develop, that the Company will be able, financially or operationally, to market and support AVP systems successfully.

Dependence on Certain Markets and Expansion Into New Markets
       The future success and growth of the Company is dependent upon continuing sales in domestic and international food processing markets as well as successful penetration of other existing and potential markets. A substantial portion of the Company's historical sales has been in the potato and vegetable processing markets. Reductions in capital equipment expenditures by such processors due to commodity surpluses, product price fluctuations, changing consumer preferences or other factors could have an adverse effect on the Company's results of operations. The Company also intends to expand the marketing of its processing systems in additional food markets such as meat and granular food products, as well as nonfood markets such as plastics, wood products and tobacco, and to expand its sales activities in foreign markets. In the case of Ventek, the wood veneer market served is narrow, and saturation of the market and the potential inability to identify and develop new markets could adversely affect Ventek's growth rate. There can be no assurance that the Company can successfully penetrate additional food, nonfood, and wood veneer markets or expand further in foreign markets.

Lengthy Sales Cycle
     The sales cycle in the marketing and sale of the Company's machine vision systems, especially in new markets or in a new application, is lengthy and can be as long as three years. Even in existing markets, due to the $100,000 to $450,000 price range for each system, the purchase of a machine vision system can constitute a substantial capital investment for a customer (which may need more than one machine for its particular proposed application) requiring lengthy consideration and evaluation. In particular, a potential customer must develop a high degree of assurance that the product will meet its needs, successfully interface with the customer's own manufacturing, production or processing system, and have minimal warranty, safety and service problems. Accordingly, the time lag from initiation of marketing efforts to final sales can be lengthy.

Competition
     The markets for the Company's products are highly competitive. A major competitor of the Company has recently made a new product introduction which has increased the competition that the Company faces. Some of the Company's competitors may have substantially greater financial, technical, marketing and other resources than the Company. Important competitive factors in the Company's markets include price, performance, reliability, customer support and service. Although the Company believes that it currently competes effectively with respect to these factors, there can be no assurance that the Company will be able to continue to compete effectively in the future.

Dependence upon Certain Suppliers
     Certain key components and subassemblies used in the Company's products are currently obtained from sole sources or a limited group of suppliers, and the Company has only one long-term supply agreement to ensure an uninterrupted supply of certain components. Although the Company seeks to reduce dependence on sole or limited source suppliers, the inability to obtain sufficient sole or limited source components as required, or to develop alternative sources if and as required, could result in delays or reductions in product shipments which could materially and adversely affect the Company's results of operations and damage customer relationships. The purchase of certain of the components used in the Company's products requires an 8 to 12 week lead time for delivery. An unanticipated shortage of such components could delay the Company's ability to timely manufacture units, damage customer relations, and have a material adverse effect on the Company. In addition, a significant increase in the price of one or more of these components or subassemblies could adversely affect the Company's results of operations.

Dependence upon Significant Customers and Distribution Channel
     The Company sold equipment to two unaffiliated customers each totaling 20% of sales in 1995. Sales to a third unaffiliated customer totaled 15% of sales in 1994. Ventek's sales have been to a relatively small number of multi-location plywood manufacturers. The Company usually receives orders of one to several machine vision systems, but occasionally receives larger orders. While the Company strives to create long-term relationships with its customers and distributors, there can be no assurance that they will continue ordering additional systems from the Company. The Company may continue to be dependent on a small number of customers and distributors, the loss of which would adversely affect the Company's business.

Risk of International Sales
     Due to its export sales (from the U.S. in the case of SRC and Ventek, or from the Netherlands in the case of Pulsarr), the Company is subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements; fluctuations in the value of the U. S. dollar or Dutch guilder, which could increase the sales prices in local currencies of the Company's products in international markets; delays in obtaining export licenses, tariffs and other barriers and restrictions; and the burdens of complying with a variety of international laws. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States or the Netherlands.

Fluctuations in Quarterly Operating Results; Seasonality
     The Company has experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside the control of the Company. These factors include the timing of significant orders and shipments, product mix, delays in shipment, capital spending patterns of customers, competition and pricing, new product introductions by the Company or its competitors, the timing of research and development expenditures, expansion of marketing and support operations, changes in material costs, production or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. These factors are difficult to forecast, and these or other factors could have a material adverse effect on the Company's business and operating results. Moreover, due to the relatively fixed nature of many of the Company's costs, including personnel and facilities costs, the Company would not be able to reduce costs in any quarter to compensate for any unexpected shortfall in net sales, and such a shortfall would have a proportionately greater impact on the Company's results of operations for that quarter. For example, a significant portion of the Company's quarterly net sales depends upon sales of a relatively small number of high-priced systems. Thus, changes in the number of such high-priced systems shipped in any given quarter can produce substantial fluctuations in net sales, gross profits, and net income from quarter to quarter. In addition, in the event the Company's machine vision systems' average selling price increases, of which there can be no assurance, the addition or cancellation of sales may exacerbate quarterly fluctuations in revenues and operating results.

       The Company's operating results may also be affected by certain seasonal trends. The Company typically experiences lower sales and order levels in the first quarter when compared with the preceding fourth quarter due primarily to the seasonality of certain harvested food items. The Company expects these seasonal patterns to continue, though their impact on revenues will decline as the Company continues to expand its presence in nonagricultural and other markets which are less seasonal.

Risks Associated with Possible Acquisitions
     The Company may pursue strategic acquisitions or joint ventures in addition to the acquisitions of Pulsarr and Ventek as part of its growth strategy. While the Company has no commitments or binding agreements with respect to any further acquisition, the Company anticipates that one or more potential opportunities may become available in the future. Acquisitions and joint ventures would require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management resources, increases in administrative costs and additional costs associated with debt or equity financing. There can be no assurance that any acquisition or joint venture by the Company will not have an adverse effect on the Company's results of operations or will not result in dilution to existing shareholders. If additional attractive opportunities become available, the Company may decide to pursue them actively. There can be no assurance that the Company will complete any future acquisitions or joint ventures or that such a future transaction will not materially and adversely affect the Company.

Dependence upon Key Personnel
     The Company's success depends to a significant extent upon the continuing contributions of its key management, technical, sales and marketing and other key personnel. Except for William J. Young, the Company's President and Chief Executive Officer, Alan R. Steel, the Company's Chief Financial Officer, Dr. James Ewan, SRC's President and Chief Executive Officer, Jan C. Scholt,
Pulsarr's Managing Director, and the four former stockholders of Ventek, the Company does not have long-term employment agreements or other arrangements with such individuals which would encourage them to remain with the Company. The Company's future success also depends upon its ability to attract and retain additional skilled personnel. Competition for such employees is intense. The loss of any current key employees or the inability to attract and retain additional key personnel could have a material adverse effect on the Company's business and operating results. There can be no assurance that the Company will be able to retain its existing personnel or attract such additional skilled employees in the future.

Intellectual Property
     The Company's competitive position may be affected by its ability to protect its proprietary technology. Although the Company has a number of United States and foreign patents, there can be no assurance that any such patents will provide meaningful protection for its product innovations. The Company may experience additional intellectual property risks in international markets where it may lack patent protection.

Product Liability and Other Legal Claims
     From time to time, the Company may be involved in litigation arising out of the normal course of its business, including product liability and other legal claims. While the Company has a general liability insurance policy which includes product liability coverage up to an aggregate amount of $10 million, there can be no assurance that the Company will be able to maintain product liability insurance on acceptable terms or that its insurance will provide adequate coverage against potential claims in the future. There can be no assurance that third parties will not assert infringement claims against the Company, that any such assertion of infringement will not result in litigation or that the Company would prevail in such litigation. Furthermore, litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by the Company. Any infringement claims or litigation against the Company could materially and adversely affect the Company's business, operating results and financial condition. If a substantial product liability or other legal claim against the Company were sustained that was not covered by insurance, there could be an adverse effect on the Company's financial condition and marketability of the affected products.

Warranty Exposure and Performance Specifications
     The Company generally provides a one-year limited warranty on its products. In addition, for certain custom-designed systems, the Company contracts to meet certain performance specifications for a specific application. In the past, the Company has incurred higher warranty expenses related to new products than it typically incurs with established products. There can be no assurance that the Company will not incur substantial warranty expenses in the future with respect to new products, as well as established products, or with respect to its obligations to meet performance specifications, which may have an adverse effect on its results of operations and customer relationships.


                                 USE OF PROCEEDS

       Other than the exercise price of such of the Warrants and Options as may be exercised, the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay the costs of this offering, which are estimated to be $25,000. Holders of the Warrants and Options are not obligated to exercise their Warrants and Options, and there can be no assurance that such holders will choose to exercise all or any of such Warrants and Options. Additionally, the holders of the Notes are not obligated to convert their Notes, and there can be no assurance that such holders will choose to exercise all or any of such Notes. The gross proceeds to the Company in the event that all of the Warrants and Options are exercised would be as follows:



                                    Number of
                                   Warrants or            Exercise Price             Proceeds to
                                   or Options                per Share                 Company

Warrants:
     Class F                         300,000                $    1.875            $       562,500
     Class G                         240,000                     2.00                     480,000
     Class H                         340,000                     2.125                    722,500
     Class I                       1,000,000                     2.25                   2,250,000
     Laidlaw                         135,000                     2.25                     303,750

Options:                             200,000                     1.00                     200,000
                                     100,000                     2.375                    237,500
                                      61,538                     1.625                     99,999
                                                                                  ---------------

            Total                                                                 $     4,856,249
                                                                                  ===============

       The effect of the conversion of the Notes would be to reduce debt and increase equity by approximately $7,810,000. While there will be no direct proceeds to the Company from an assumed conversion of the Notes, the Company's future cash flows would be enhanced by the cessation of Note-related interest and principal payments.

       The Company intends to apply the net proceeds it receives from exercise of the Warrants and Options, to the extent any are exercised, to augment its working capital and for general corporate purposes.

                      PRICE RANGE OF CLASS A COMMON STOCK,
                      CLASS A WARRANTS AND CLASS B WARRANTS

       The Company's Class A Common Stock, Class A Warrants, and Class B Warrants are quoted on the Nasdaq system under the symbols ARCCA, ARCCW and ARCCZ, respectively. The high and low sales prices for the Class A Common Stock, Class A Warrants and Class B Warrants as reported by The Nasdaq Stock Market for the last two fiscal years and for 1996 are indicated below. Such prices are inter-dealer prices without retail markups, markdowns, or commissions, and may not necessarily represent actual transactions. There is no established public trading market for the Company's Class B Common Stock.

                                                  Class A Common
                                                    Stock          Class A          Class B
                                                                   Warrants        Warrants
Year Ended December 31, 1994                      Low  High        Low  High       Low  High
- ----------------------------                   -------------    -------------   -------------
First Quarter (January-March)                     3.88  6.25       2.50  4.56      0.88  2.00
Second Quarter (April-June)                       1.94  4.38       0.94  3.38      0.75  1.81
Third Quarter (July-September)                    1.25  2.63       0.75  1.31      0.25  0.69
Fourth Quarter (October-December)                 0.69  1.56       0.25  0.50      0.13  0.25
Year Ended December 31, 1995
First Quarter (January-March)                     0.69  1.13       0.25  0.41      0.09  0.13
Second Quarter (April-June)                       0.88  1.38       0.31  0.56      0.09  0.31
Third Quarter (July-September)                    1.06  3.63       0.31  1.88      0.16  0.63
Fourth Quarter (October-December)                 1.88  3.25       0.91  1.75      0.22  0.59
Year Ended December 31, 1996
First Quarter (January-March)                     2.50  1.50       1.09  0.66      0.41  0.31
Second Quarter (April-June)                       2.56  1.31       1.56  0.63      0.47  0.25
Closing price on August 21, 1996                        1.69             0.69            0.28


       On December 31, 1995, there were 102 and 30 record owners of the Company's Class A and Class B Common Stock, respectively. The majority of outstanding shares of Class A Common Stock are held of record by a nominee holder on behalf of an unknown number of ultimate beneficial owners. The total numbers of beneficial owners of the Company's common shares indicated in the responses to the Company's November 1994 proxy solicitation by the nominees or their designated agents was approximately 2,300.
       The Company has not declared or paid any cash dividends upon its Common Stock since its inception. The Company does not anticipate paying any cash dividends in the foreseeable future. It is anticipated that earnings, if any, which may be generated from operations will be used to finance the operations of the Company.

                                    DILUTION

       As of June 30, 1996, the Company's Class A Common Stock had a net tangible book value of $59,000, which represents the amount of the Company's total tangible assets less liabilities, or $.01 per share, based on 10,882,691 outstanding shares, and assuming conversion of 118,500 shares of Class B Common Stock. Giving effect to the conversion of $2,160,000 of 10.25% Notes, $3,400,000 of 6.75% Notes, and the $2,250,000 Notes, the pro forma net tangible book value of the shares of Class A Common Stock would have been $.18, $.28 and $.19 per share, respectively, representing an immediate dilution per share of $1.70, $1.86, and $2.07, respectively, to individuals converting the 10.25% Notes, 6.75% Notes, and $2.250,000 Notes, respectively. Giving effect to the exercise of the 300,000, 240,000, 340,000, 1,000,000 and 135,000 outstanding Class F, G,
H, I and Laidlaw Warrants, respectively, the pro forma net tangible book value of the shares of Class A Common Stock would have been $.06, $.05, $.07, $.19 and $.03 per share, respectively, representing an immediate dilution per share of $1.83, $1.96, $2.07, $2.07 and $2.23 to individuals exercising Class F, G, H, I and Laidlaw Warrants, respectively. Giving effect to the exercise of 361,538 Options to purchase shares of Class A Common Stock, the pro forma net tangible book value of the shares of Class A Common Stock would have been $.05 per share, representing an immediate dilution per share of $1.44. Dilution per share represents the difference between the exercise price and the pro forma net tangible book value after the conversion of the Notes or exercise of the Warrants or Options, as applicable.

       The following table illustrates per share dilution to be incurred by individuals converting the Notes and exercising the Warrants and Options listed herein, assuming all such Notes, Warrants and Options are converted or exercised.

                                 10.25%    6.75%  $2,250,000  Class F  Class G   Class H  Class I  Laidlaw
                                  Notes    Notes     Notes   Warrants Warrants  Warrants Warrants  Warrants Options

Conversion or exercise price
per share of Class A Common
 Stock                         $  1.875  $  2.125  $  2.25  $ 1.875   $ 2.00  $  2.125  $  2.25   $  2.25  $  1.487

Net tangible book value
per share before conversion
of Notes or exercise of            0.01      0.01     0.01     0.01     0.01      0.01     0.01       0.01      0.01
Warrants or Options

Proforma net tangible book
value after conversion or          0.18      0.28     0.19     0.06     0.05      0.07     0.19       0.03      0.05
exercise (1)

Increase per share attributable
to conversion or exercise          0.17      0.27     0.18     0.05     0.04      0.06     0.18       0.02      0.04

Dilution per share (2)             1.70      1.86     2.07     1.83     1.96      2.07     2.07       2.23      1.44

(1) Assumes the entire conversion or exercise price is allocated to the Class A Common Stock obtained upon conversion or exercise and that none of the other types of Notes, Warrants or Options, as applicable, are converted or exercised.
(2) Dilution per share represents the difference between the conversion or exercise price and the pro forma net tangible book value after the conversion or exercise of the Notes, Warrants, or Options as applicable.


                             SELLING SECURITYHOLDERS

       All of the Securities offered hereby are being sold by the Selling Securityholders.


                                         Ownership                                            Ownership
                                   Prior to Registration                                 After Offering (1)

                                                           Type and Number
                                 Type and Number            of Securities      Type and Number
Beneficial Owner                  of Securities  Percent(6) Being Offered       of Securities            Percent(6)

Ilverton International, Inc.   2,240,000 Shares
                               of Common Stock (1)   17.1%      Same                  0                       0%

Rush & Co.                     1,152,000 shares of
                               Common Stock (1)      9.6%       Same                  0                       0%

Gerinda Management             240,000 shares of
Limited                        Common Stock (1)      2.2%       Same                  0                       0%

The Dimitri Villard            13,500 Shares of
Revocable Living Trust (4)     Common Stock(1)       *          Same                  0                       0%

Laidlaw Equities, Inc. (4)     121,500 Shares of
                               Common Stock(1)       1.2%       Same                  0                       0%

Veneer Technology, Inc.(7)     2,000,000 shares
                               of Common Stock       13.8%      Same                  0                       0%

Asif S. Ahmad (2)(3)           392,394 shares of                100,000 shares        292,394 shares
                               Common Stock (2)      3.5%       of Common Stock       of Common Stock       2.6%

Nagaraj P. Murthy (2)(3)       425,727 shares of                100,000 shares        325,727 shares
                               Common Stock (2)      3.8%       of Common Stock       of Common Stock       2.9%

James K. Rifenbergh (2)(3)     110,000 shares of                100,000 shares        10,000 shares of
                               Common Stock (2)      *          of Common Stock       Common Stock             *

Wall Street Consultants,       61,538 shares of
Inc.(5)                        Common Stock (2)      *          Same                  0                       0%

*    Less than 1%.
(1)  Common Stock issuable upon conversion of Notes or exercise of Warrants.
(2)  Includes Options to purchase 100,000 shares of Common Stock.
(3)  Messrs. Ahmad, Murthy and Rifenbergh are directors of the Company.
(4)  Laidlaw Equities  ("Laidlaw")  served as a financial advisor to the Company in 1994. Dimitri Villard was associated with Laidlaw at that time.
(5)  Wall Street Consultants, Inc., through its Wall Street Group, Inc. affiliate, serves as public relations counsel to the Company.
(6)  Percents are based on outstanding Common Stock as of July 31, 1996.
(7)  Veneer Technology, Inc. is the former owner of the assets and business of Ventek.

                              PLAN OF DISTRIBUTION

       The shares of Common Stock offered hereby may be offered and sold from time to time by the Selling Securityholders listed above, or by pledgees, donees, transferees or other successors in interest. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

       The shares of Common Stock covered by this Prospectus may be sold by the Selling Securityholders in one or more transactions on the Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following ways: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time.

       The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Securityholders and any discounts or commissions payable with respect to sales of such Shares.

       In offering the securities, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

       The Company has advised the Selling Securityholders that during such time as they may be engaged in a distribution of Securities included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

       Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                            DESCRIPTION OF SECURITIES

       The authorized capital of ARC consists of 60,000,000 shares of Class A Common Stock, no par value, 3,000,000 shares of Class B Common Stock, no par value, and 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"). At July 31, 1996, there were 10,764,190 shares and 118,501 shares of the Class A and Class B, respectively, and no shares of Preferred Stock outstanding.

Common Stock
       General Provisions of Class A and Class B Common Stock

       The Class A and Class B Common Stock (the "Common Stock") are substantially identical on a share-for-share basis. The holders of Common Stock vote as a single class on all matters to come before stockholders for a vote and may cumulate their votes in the election of directors upon giving notice as required by law. Each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon its sale or transfer, or the death of the holder.

       All of the Common Stock is entitled to share equally in dividends from sources available therefor when, as and if declared by the Board of Directors, and upon liquidation or dissolution of ARC, whether voluntary or involuntary, and to share equally in the assets of ARC available for distribution to stockholders. Stockholders have no preemptive rights. All outstanding shares are fully paid, nonassessable and legally issued. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by ARC's charter and without stockholder action.

       Reference is made to ARC's Restated Articles of Incorporation, and Amended and Restated By-Laws, as well as to the applicable statutes of the State of California, for more detailed description of the rights and liabilities of stockholders.

Preferred Stock
       Shares of Preferred Stock may be issued from time to time in one or more series; and the ARC Board of Directors, without further stockholder approval, is authorized to fix the dividend rights and terms, conversion rights, voting rights (whole, limited or none), redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the ARC Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company; such issuance also could adversely affect the distributions on and liquidation preferences of the Class A Common Stock by creating more series of Preferred Stock with distribution or liquidation preferences senior to the Class A Common Stock. In the event that shares of Preferred Stock are issued as securities convertible into shares of Class A Common Stock, the holders of Class A Common Stock may experience dilution.

Series A Preferred Stock.

       Effective September 30, 1991, ARC issued 1,500,000 shares of Series A Preferred Stock in settlement of advances from shareholders. As of December 31, 1993, such shareholders contributed all 1,500,000 shares of Series A Preferred Stock to the capital of ARC in connection with ARC's 1994 restructure, and none of the Series A Preferred Stock remains outstanding.

Class F, G, H and I Warrants

       In connection with private placements of Class A Common Stock and convertible notes in 1995 and 1996, and the acquisition of a company in 1996, ARC issued the following warrants to purchase shares of Class A Common Stock:

                     Number of              Exercise Price          Expiration
Class                Warrants                  Per Share               Date
  F                   300,000                    1.875            April 12, 1998
  G                   240,000                    2.00             February 28, 1999
  H                   340,000                    2.125            April 17, 2001
  I                 1,000,000                    2.25             July 23, 2001


       The warrant exercise prices are subject to adjustment to protect holders of the warrants against dilution in the event of a stock dividend, stock split, combination or reclassification of Class A Common Stock.

Laidlaw Warrants

       In connection with the rendering of financial consulting services in 1994, ARC issued to Laidlaw Warrants to purchase 135,000 shares of Class A Common Stock at an exercise price of $2.25. The Laidlaw Warrants expire on April 1, 1997. The warrant exercise price is subject to adjustment to protect holders of the warrants against dilution in the event of a stock dividend, stock split, combination or reclassification of Class A Common Stock.

General Information as to Warrants

       The Class F Warrants, Class G Warrants, Class H Warrants, Class I Warrants and Laidlaw Warrants have been issued pursuant to warrant agreements. Shares issued upon exercise of warrants and payment in accordance with the terms of the warrants and warrant agreements will be fully paid and non-assessable.

       The warrants do not confer upon the warrant holder any voting or other rights of a stockholder of ARC. Upon notice to the warrantholders, ARC has the right to unilaterally reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent that ARC exercises this right when the Warrants would otherwise be exercisable at a price higher than the prevailing market price of the Class A Common Stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change of control of ARC.

Schedule of Outstanding Stock, Warrants, Units and Potential Dilution
       In addition to the Common Stock offered hereby, the Company has issued securities which, upon conversion or exercise, will significantly increase the number of shares of Class A Common Stock outstanding. The following table summarizes, as of July 31, 1996, outstanding common stock, potential dilution to the outstanding common stock upon exercise of warrants (including the Common Stock being registered herein), UPO Units and convertible debt, and proforma proceeds and debt reduction from the exercise of warrants and UPO Units or conversion of debt.


                                                                                                      Proforma
                                   Number or Principal              Class A Common                    Proceeds
                                   Amount Outstanding    Conversion   Stock After       Conversion     or Debt
    Security                        at July 31, 1996       Factor     Conversion           Price      Reduction
    -----------------------------------------------------------------------------------------------------------

   Common Stock:
     Class A                            10,764,190                      10,764,190
     Class B                               118,501                         118,501
                                                                        ----------
   Total currently outstanding                                          10,882,691
   Warrants:
     A                                    2,941,963          1.4         4,118,748     $    2.84   $ 11,697,000
     B                                    4,354,863 (A)      1.4         6,096,808          4.17     25,424,000
     C                                      846,250          1.4         1,184,750          2.21      2,618,000
     D                                      275,000           1            275,000          2.75        756,000
     F                                      300,000           1            300,000          1.88        564,000
     G                                      240,000           1            240,000          2.00        480,000
     H                                      340,000           1            340,000          2.13        724,000
     I                                    1,000,000           1          1,000,000          2.25      2,250,000
     Gerinda                                300,000           1            300,000          5.00      1,500,000
     Laidlaw                                135,000           1            135,000          2.25        304,000
                                                                        ----------
                                                                        13,990,306
   Unit Purchase Options:                   188,400                                         6.30      1,187,000
     Class A Common                         376,800           1            376,800
     A Warrants                             376,800          1.4           527,520          2.84      1,498,000
     B Warrants                             565,400          1.4           791,280          4.17      3,300,000
                                                                        ----------
                                                                         1,695,600
   Convertible Debt:
     10.25% Notes                      $  2,160,000                      1,152,000          1.88      2,160,000
     6.75% Notes                          3,400,000                      1,600,000          2.13      3,400,000
     6.75% Acquisition Note               2,250,000                      1,000,000          2.25      2,250,000
     6% Note                                980,000                        441,486          2.22        980,000
     Acquisition Note                     1,125,000                      1,800,000                    1,125,000
                                                                       -----------                 ------------
                                                                         5,993,486
   Potentially outstanding shares and proforma proceeds
     and reduction of debt                                              32,562,083                 $ 62,217,000
                                                                        ==========                 ============

     (A)  Includes 1,412,900 outstanding plus 2,941,963 assuming exercise of the Class A Warrants.


       In addition, at July 31, 1996, ARC had outstanding options to purchase, at prices ranging from $1.00 to $4.94 per share, 3,216,000 shares of Class A Common Stock, 2,854,000 of which are under its stock option plans.

Transfer and Warrant Agent
       The Transfer and Warrant Agent for ARC's Class A Common Stock, Class B Common Stock, Class A Warrants, Class B Warrants, Class C Warrants and Class D Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Reports to Stockholders
       ARC intends to furnish to stockholders, after the close of each fiscal year, an annual report relating to the operations of ARC and containing financial statements audited and reported upon by its independent public accountants. In addition, ARC may furnish to stockholders such other reports as may be authorized, from time to time, by the Board of Directors.

                                  LEGAL MATTERS

       Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion to the effect that the securities offered hereby by the Selling Securityholders, when sold or paid for, will be duly and validly issued, fully paid and nonassessable.

                                     EXPERTS

       The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995 and December 31, 1994, the three months ended December 31, 1993, and the year ended September 30, 1993, have been incorporated by reference in the Prospectus in reliance upon the reports of Price Waterhouse LLP and Coopers & Lybrand LLP, independent accountants, given on the authority of those firms as experts in accounting and auditing.

================================================================================


       No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.



                              --------------------

                                TABLE OF CONTENTS
                                                Page

Available Information.....................        5
Incorporation of Certain
     Documents by Reference...............        5
Risk Factors..............................        7
Use of Proceeds...........................       10
Price Range of Common Stock
     and Dividend Policy..................       11
Selected Consolidated Financial Data......
Selling Securityholders...................       13
Plan of Distribution......................       13
Description of Securities.................       14
Legal Matters.............................       17
Experts...................................       17






==============================================================================
==============================================================================





                    6,128,538 Shares of Class A Common Stock




                                   ARC CAPITAL


                                -----------------

                                   PROSPECTUS

                                ----------------




                                 August 26, 1996









==============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
       The following table sets forth an itemized statement of all the amounts of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this Registration Statement. All amounts shown, other than the Securities and Exchange Commission registration fee, are estimates.


Securities and Exchange Commission registration fee..........................    $       3,698.26
Printing expenses............................................................            2,000.00
Transfer Agent fees..........................................................                  --
Legal fees and expenses......................................................           10,000.00
Accounting fees and expenses.................................................            5,000.00
"Blue sky" fees and expenses.................................................            3,000.00
Miscellaneous expenses.......................................................            1,301.74
                                                                                 ----------------

       Total.................................................................    $      25,000.00
                                                                                 ================


Item 15. Indemnification of Directors and Officers
       Under California law, a California corporation may eliminate or limit the personal liability of a director to the corporation for monetary damages for breach of the director's duty of care as a director, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the director believes to be contrary to the best interests of the corporation or its shareholders or which reflect an absence of good faith on the director's part, the unlawful purchase or redemption of stock, payment of unlawful dividends and receipt of improper personal benefits. The Company's Board of Directors believes that such provisions have become commonplace among major corporations and are beneficial in attracting and retaining qualified directors, and the Company's Articles of Incorporation include such provisions.

       The Company's Articles of Incorporation and Bylaws also impose a mandatory obligation upon Company to indemnify any director or officer to the fullest extent authorized or permitted by law (as now or hereinafter in effect), including under circumstances in which indemnification would otherwise be at the discretion of the Company. In addition, the Company has entered into indemnity agreements with each of its directors and officers providing for the maximum indemnification permitted or authorized by law.

       The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers under the Securities Act of 1933.

Item 16.  Exhibits
       The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration
Statement:

 Exhibit
   No.                 Description of Exhibit
- -------------------------------------------------------------------------------

  3.1   Restated Articles of Incorporation of the Company as amended to date (1)

  3.2   Restated and Amended By-Laws of the Company (1)

  4.1   Form of Class F Warrant Agreement

  4.2   Form of Class G Warrant Agreement. (1)

  4.3   Form of Class H Warrant Agreement. (2)

  4.4   Form of Class I Warrant Agreement (4)

  4.5   Form of Laidlaw Warrant Agreement.

  4.6   Form of stock option agreement. (3)

  5.1 Opinion of Troy & Gould Professional Corporation regarding the legality of the securities registered hereunder. (5)

  23.1 Consents of Price Waterhouse LLP and Coopers & Lybrand LLP (contained in Part II). (5)

  23.2  Consent of Troy & Gould Professional Corporation (contained in Exhibit
        5). (5)

  24.1  Power of Attorney (contained in Part II).

  ------------------------


  (1) Filed with the SEC on April 14, 1996, as an exhibit to the Company's Form 10-K for the year ended December 31, 1995.

  (2) Filed with the SEC on May 14, 1996, as an exhibit to the Company's Form 10-Q for the quarter ended March 31, 1996.

  (3)   Filed with the SEC as an exhibit to Form S-1 (File No. 33-45126).

  (4) Filed with the SEC on July 30, 1996, as an exhibit to the Company's Form 8-K dated July 24, 1996.

  (5)   To be filed by amendment.


Item 17.  Undertakings
  (a)   The undersigned Company hereby undertakes:

             (1) To file,  during any  period in which  offers or sales are
             being   made   of  the   securities   registered   hereby,   a
             post-effective amendment to this registration statement.

                 (i)To include any prospectus required by section 10(a)
                 (3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Company hereby undertakes:

          That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar  as  indemnification   for  liabilities  arising  under  the
       Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Medford, Oregon on August 23, 1996.

                              ARC CAPITAL


                      By:    /s/ William J. Young
                                William J. Young
                         Chairman of the Board, President and
                             Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Young and Alan R. Steel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

       Signature                                       Title                                 Date


/s/   William J. Young                      Chairman of the Board of Directors,
William J. Young                            Chief Executive Officer and President       August 23, 1996

/s/   Alan R. Steel                         Chief Financial Officer
Alan R. Steel                               Principal Financial and Accounting          August 22, 1996
                                            Officer

/s/  Asif S. Ahmad                          Director                                    August 21, 1996
- --------------------------------------
Asif S. Ahmad

s/  Nagaraj P. Murthy                       Director                                    August 26, 1996
- --------------------------------------
Nagaraj P. Murthy

/s/   Jack Nelson                           Director                                    August 22, 1996
- --------------------------------------
Jack Nelson

/s/   James K. Rifenbergh                   Director                                    August 15, 1996
- --------------------------------------
James K. Rifenbergh

/s/  Rodger A. Van Voorhis                  Director                                    August 16, 1996
- --------------------------------------
Rodger A. Van Voorhis


                                  EXHIBIT INDEX



Exhibit Number                               Description

       4.1                          Form of Class F Warrant Agreement

       4.4                          Form of Laidlaw Warrant Agreement

       5.1                          Opinion of Troy & Gould Professional
                                    Corporation*

      23.1 Consents of Price Waterhouse LLP and Coopers & Lybrand LLP (contained in
                                    Part II)*

      23.2 Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1)*

      24.1                          Power of Attorney (contained in Part II)



* To be filed by amendment.